                                                                                                                                Prospectus Supplement No. 4

                                                                                                                                Filed Pursuant to Rule 424(b)(3)

                                                                                                                                File No. 333-145169

Prospectus Supplement No. 4

(to Final Prospectus dated August 14, 2007)

This Prospectus Supplement No. 4 supplements and amends the final prospectus dated August 14, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 21, 2007, Supplement No. 2 thereto dated September 11, 2007 and Supplement No. 3 thereto dated September 14, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 959,400 shares of our common stock by certain selling shareholders.

On September 19, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our announcement of the completion of the first closed-chest, beating heart cardiac ablation with the SOLAR™ Surgical Ablation System.

This Prospectus Supplement No. 4 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On September 17, 2007, the closing price of a share on the OTC Bulletin Board was $2.30.

Investing in our common stock involves a high degree of risk, including the risk that we have no assurance of future profitability and the fact that the report of our independent registered public accounting firm expresses doubt about our ability to continue as a going concern.  See “Risk Factors” beginning on page 5 of the Final Prospectus dated August 14, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is September 19, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 19, 2007

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

ITEM 8.01        OTHER EVENTS

On September 19, 2007, we issued a press release, which appears as Exhibit 99 hereto, announcing the completion of the first closed-chest, beating heart cardiac ablation with the SOLAR™ Surgical Ablation System.  Such press release is incorporated by reference in response to this Item 8.01.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

                (d)      Exhibits

                See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: September 19, 2007	By:	/s/ Michael A. Brodeur
Michael A. Brodeur
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99	Press release, dated September 19, 2007.

Exhibit 99

Company Contact:

MedicalCV, Inc.	Marc P. Flores	Michael A. Brodeur
(651) 452-3000	President and Chief Executive Officer	Vice President, Finance and Chief Financial Officer

MedicalCV, Inc. Announces Completion of 1st Closed-Chest,

Beating Heart Cardiac Ablation with the SOLAR™ System

- Ground-Breaking Technology Makes Least Invasive Surgical Ablation a Reality -

MINNEAPOLIS—(BUSINESS WIRE)—September 19, 2007—MedicalCV, Inc. (OTC Bulletin Board: MCVI), www.medcvinc.com, announced today that J. Crayton Pruitt, M.D., one of the nation’s leading pioneers in the minimally invasive surgical (“MIS”) treatment of atrial fibrillation, completed the world’s 1st closed-chest, beating heart cardiac ablation using the SOLAR™ Surgical Ablation System. Dr. Pruitt, a member of MedicalCV’s Scientific Advisory Board, performed the procedure yesterday at Morton Plant Hospital in Clearwater, Florida.

“I am excited to be the first surgeon to use the SOLAR™ System in a truly endoscopic approach,” said Dr. Pruitt, a cardiothoracic surgeon at Cardiac Surgical Associates in Florida. “After completing the pulmonary vein isolation, I was especially pleased that I was able to demonstrate exit block which has been somewhat elusive with other technologies in the past.”

Marc P. Flores, President and CEO of MedicalCV stated, “This procedure represents the culmination of 36 months of focused customer interaction and intense product development to enable a true, minimally invasive surgical ablation. Coupled with the 15 ablations already performed with Intuitive Surgical’s da Vinci Robot, we believe this latest procedure establishes MedicalCV as a leading player in the rapidly evolving MIS ablation market.” Flores added, “We are grateful to Dr. Pruitt and his team at Morton Plant Hospital for helping us to reach this important milestone.”

The SOLAR™ System received FDA clearance for the ablation or coagulation of soft tissue in March 2007. This builds on previous clearances for the company’s ATRILAZE™ System for the delivery of laser light to soft tissue, including cardiac tissue, during surgical procedures. However, the treatment of cardiac arrhythmias is specifically excluded for both ablation systems. To date, the company’s laser-based technologies have been used in numerous institutions around the country including Baylor University Medical Center, University of Michigan Medical Center, Chicago’s Northwestern Memorial Hospital, Baptist Medical Center in San Antonio, Texas, as well as Scottsdale Healthcare—Osborn and Banner Baywood Heart Hospital in Arizona.

About MedicalCV, Inc.

MedicalCV, Inc. is a medical device company that develops, manufactures and sells innovative, laser-based surgical ablation systems to create precise, clinically relevant lesions, or scars, in both soft and cardiac tissue. The Company’s core products are the SOLAR™ and ATRILAZE™ Surgical Ablation Systems for use in soft and cardiac tissue ablation procedures, respectively; however, neither has been cleared for use in the treatment for cardiac arrhythmias. Both the SOLAR™ and ATRILAZE™ Systems have been utilized in concomitant open-heart and, by some cardiothoracic surgeons, in minimally invasive cardiac surgery procedures. The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to expectations regarding the commercialization of the company’s SOLAR™ and ATRILAZE™ Surgical Ablation Systems. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to obtain financing required to continue operations; the ability to gather acceptable clinical data in a timely manner to support regulatory clearances; the ability of the Company’s suppliers to provide it with suitable clinical product; the Company’s ability to acquire qualified capital equipment and to manufacture the disposable components of its products in sufficient quantities to support initial clinical sites; competing technological and market developments; physician acceptance of the Company’s products; dependence upon reimbursements and third party payors; the possibility that current clearances on the Company’s products may not be sufficient to encourage widespread usage; and the strength of the market for ablation products. For more detailed information about these risks and uncertainties, please review the Cautionary Statement set forth in the Company’s Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission on July 25, 2007.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information on MedicalCV, Inc., please visit www.medcvinc.com.

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